Exhibit 5.1

Our ref	YCU/791622-000001/26005282v3

CCSC Technology International Holdings Limited

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[  ] 2023

Dear Sirs

CCSC Technology International Holdings Limited

We have acted as Cayman Islands legal advisers to CCSC Technology International Holdings Limited (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of the Company's ordinary shares of par value US$0.0005 each (the "Shares"), the warrants to be issued to the representative of the underwriters or its designees (the "Representative's Warrants") and the Shares that may be issued upon the exercise of the Representative's Warrants pursuant to the underwriting agreement to be entered into by the Company and the underwriters (the “Underwriting Agreement”).

We are furnishing this opinion as Exhibits 5.1, 8.3 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 19 October 2021 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 19 October 2021 and amended by written resolutions of the shareholders of the Company dated 4 May 2022 (the "Pre-IPO Memorandum and Articles").

1.3	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 19 January 2023 and effective immediately prior to the completion of the Company’s initial public offering of the Shares (the "Post-IPO Memorandum and Articles").

1.4	The written resolutions of the board of directors of the Company dated 19 January 2023 and [ ] 2023 (the "Board Resolutions").

1.5	The written resolutions of the shareholders of the Company dated 19 January 2023 (the "Shareholders' Resolutions").

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.7	A certificate of good standing dated 21 March 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.8	The Registration Statement.

1.9	A draft of the form of the warrant agreement and the warrant certificate constituting the Representative's Warrants (the "Warrants Documents").

1.10	A draft of the Underwriting Agreement.

The documents listed in paragraphs 1.9 to 1.10 inclusive above shall be referred to collectively herein as the "Documents".

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the Supreme Court of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of Shares or the Representative's Warrants.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.9	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.11	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is, and immediately prior to the completion of the Company’s initial public offering of the Shares, will be US$50,000 divided into 100,000,000 shares of a par value of US$0.0005 each.

3.3	The issue and allotment of the Shares (including the issue and allotment of the Shares upon the exercise of the Representative's Warrants in accordance with the Warrants Documents) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement (including the issue and allotment of the Shares upon the exercise of the Representative's Warrants in accordance with the Warrants Documents), the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Warrants Documents have been authorised by and on behalf of the Company and, once the Warrants Documents have been executed and delivered by any director or officer of the Company, the Warrants Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

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